EXHIBIT 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	3780 Kilroy Airport Way, Suite 200
Van Nuys, CA 91406	Long Beach, CA 90806
(818) 908-9868	(562) 256-7050
Contact: Kyle Wescoat, Chief Financial Officer	Contact: Brian Yarbrough, Director

For Immediate Release:

TARGET CORPORATION EXTENDS RETAIL LICENSE AGREEMENT

WITH CHEROKEE INC FOR ITS CHEROKEE BRAND

VAN NUYS, CA. (February 4, 2003) - CHEROKEE INC. (NASDAQ:CHKE), announced today that Target Corporation (NYSE: TGT) has exercised their option to extend their agreement for the Cherokee brand through January 2005.

Robert Margolis, Chairman and CEO of Cherokee Inc. said, “We are pleased that Target Corporation has exercised its option and are very fortunate to have partnered with them since 1995 when we introduced the retail direct model. This template has now become an integral part of worldwide retailing.”

Howard Siegel, President of Cherokee Inc. said, “By continuing to partner with Target in the U.S., Zellers in Canada, Tesco in the United Kingdom and Ireland and Carrefour in Europe, we expect the Cherokee Brand to approach $3 billion in worldwide sales this year. All of us at The Cherokee Group are committed to the continued expansion of our Cherokee Brand as well as our other owned brands Sideout, Carole Little, Saint Tropez West, Chorus Line, All that Jazz and Tickets worldwide using our retail direct template. In addition we will continue to capitalize on the power of this template across various industries as we represent other brands domestically and around the world as well.”

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal year 2002, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

####